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                                                                   Exhibit  23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of PSINet Inc. of our report dated November 23, 1998, which appears in Transaction Network Services, Inc.'s Current Report on Form 8-K/A, relating to the financial statements and financial statement schedule of Transaction Access Service (a fully integrated business unit of AT&T Corp.) as of August 31, 1998 and November 30, 1997 and for the nine month period ended August 31, 1998 and the twelve month period ended November 30, 1997 and on the schedule of revenue for the twelve month period ended November 30, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PRICEWATERHOUSECOOPERS LLP

New York, NY

October 18, 1999